Exhibit 10.17

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective on August 1, 2018 (the “Effective Date”), is entered into by and among Robert Bosch LLC (“Bosch”), a Delaware limited liability company with its principal place of business located at 38000 Hills Tech Drive, Farmington Hills, MI 48331, U.S.A and SiTime Corporation (“SiTime”), a Delaware corporation with a principal place of business located at 5451 Patrick Henry Drive, Santa Clara, CA 95054. Bosch and SiTime may be referred to collectively herein as the “Parties,” and each individually as a “Party.”

RECITALS

WHEREAS Bosch has obtained the right to sublicense certain intellectual property relating to the design and manufacture of [*] called [*], which can be used for, among other things, the [*] and [*] of [*] for timing applications.

WHEREAS SiTime is in the business of developing and manufacturing resonators, oscillators, and other similar devices for timing applications based on [*], and would like to obtain a sub-license to utilize certain Bosch intellectual property.

WHEREAS the Parties agree to enter into an agreement, whereby Bosch shall grant SiTime a sub-license to use certain intellectual property, under the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration for the mutual covenants, conditions and promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

A.	Definitions.

1. “Affiliates” shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement; and as used herein “control”, “controls”, or “controlled” means: (a) fifty-one percent (51%) or more ownership or beneficial interest of income or capital of such entity; (b) ownership of at least fifty-one percent (51%) of the voting power or voting equity; or (c) the ability to otherwise to direct or share management policies of such entity.

2. The “Bosch Field” shall mean [*].

3. “[*]” shall mean [*].

4. “Confidential Information” shall mean: all nonpublic information relating disclosed by either Party, its Affiliates, or their agents, directly or indirectly, in writing, orally or by inspection of premises or tangible objects to the other Party under the terms of this Agreement that is (a) marked confidential or proprietary, or (b) given the nature of the information or the circumstances surrounding its disclosure, reasonably should be deemed confidential. Notwithstanding the foregoing, the Technology shall be deemed Bosch’s Confidential Information, whether or not marked or otherwise designated as such.

5. “MEMS Component’’ shall mean the part of a Product that includes the [*] for [*], which contain or are manufactured in whole or in part by using the Technology. In [*] (as defined in Section A.7 hereof), this is the resonator component and in [*] (as defined in Section A.7 hereof), this is the [*] resonator that is part of the Product.

6. “Patents” shall means all relevant patents and patent applications owned or controlled by Bosch or its Affiliates that are identified in Exhibit 1, and any divisionals, continuations, continuations-in-part, reissues, re-examinations, substitutions, additions, extensions and foreign counterparts thereof. If it should arise that a patent Bosch and/or its Affiliates own and has the right to license without payment to third parties reasonably should have been included in Exhibit 1, Bosch shall have the right to amend Exhibit 1 to include such patent.

7. “Product’’ shall mean electronic timing components that are or contain a MEMS Component, limited to Products using [*], [*] and future versions of [*] and [*]. [*] are [*] and [*], which are two different components that can be [*] in [*]. [*] are [*] and [*], which are [*] on [*] whereby the Product shall not contain [*].

8. The “[*]” shall mean MEMS-based [*], excluding [*]. For clarification, [*] includes [*], which are used to enhance the performance of the timing signal such as [*].

9. The “Technology’’ shall means Patents set out in Exhibit 1.

B.	Sublicense Grant.

1.    Bosch hereby grants SiTime a [*] sublicense under the Technology to develop, design, manufacture, have manufactured, and use Products in [*] and to offer for sale, sell, import, export, and distribute such Products, whether alone or incorporated into other products or systems in [*] worldwide. The right to manufacture under the sublicense granted in Section (B)(1) shall include the right to have manufactured MEMS Components. The sub-license contained herein includes all Patents identified in Exhibit 1.

Contracts with manufacturers of MEMS Components other than Bosch (“Non-Bosch Manufacturers”) and its Affiliates shall include provisions, which specify that such Non-Bosch Manufacturers shall use the Technology and/or Confidential Information solely for the manufacture of Products for SiTime.

2.    Bosch grants to SiTime the [*] sub sublicense to grant to purchasers of the SiTime MEMS Component the right to use the [*] and its foreign equivalents now existing or later recognized in any jurisdiction, and all divisions, continuations, renewals, reissuances, reexaminations, applications, registrations, and any extensions of the foregoing, now existing or hereafter filed, issued or acquired, for the sole purpose of developing a compensation circuit for the SiTime MEMS Components and implementing the compensation circuit into an integrated circuit together with other functionalities, and to use and sell such integrated circuit together with MEMS Components purchased from SiTime.

3.    SiTime shall require that Non-Bosch Manufacturers of the MEMS Components for the Products do not supply such Products to any third party and that such supplier is bound by confidentiality obligations at least as restrictive as those to which SiTime is bound under the terms of this Agreement. SiTime shall [*] such Non-Bosch Manufacturers at least [*], and shall use reasonably diligent efforts to enforce such requirements if it becomes aware of any breach. For purposes of clarification, the foregoing requirement not to supply to third parties shall not prohibit drop shipment of Products from the Manufacturers to SiTime customers.

4.    All sublicense rights not expressly and specifically granted by Bosch under this Agreement are hereby reserved by Bosch.

C.	Compensation.

1.    SiTime shall pay to Bosch [*] on top of the prices set forth in the Quotation for Wafer Products [*] & [*] set forth in Exhibit 2 (the “Quotation”), for all wafers containing [*] for [*] SiTime purchases from Bosch (the “Wafer Products”), commencing January 1, 2019 until March 31, 2024. Excluded from this [*] are Wafer Products used for i) [*] customers of SiTime who integrate the [*] resonators into their IC products and ii) potential future SiTime Products which do not use a [*] for compensating [*] and [*]. However, the aforementioned excluded Products shall not be considered when calculating the Product Commitment values set forth in Section 4.8 (a) of the Amended and Restated Manufacturing Agreement of February 23, 2017 (the “Master Agreement’’). Within [*] after the end of each [*], SiTime shall provide Bosch with a written report listing the amount of Wafer Products used for above listed businesses i. and ii. Bosch agrees to [*] the amount of [*] Wafer Product within [*] of receiving the written report. Bosch will deduct this amount as credit from the next invoice payable, if no invoice is due during the next [*], Bosch shall pay SiTime within [*] of receiving the report. The [*] set forth herein shall not form the basis for SiTime to challenge [*] of [*] under section 4.8 of the Master Agreement. Any challenge to [*] of [*] under 4.8 of the Master Agreement must be based solely on the [*] set forth in Exhibit 2.

2.    SiTime shall pay Bosch a royalty fee of [*] for all Wafer Products that SiTime purchases from Non-Bosch Manufacturers or that SiTime manufactures itself from January 1, 2019 through March 31, 2024.

a.

The royalty fee shall accrue on the date SiTime or a subcontractor of SiTime gains possession of the Wafer Products. Within [*] after the end of each [*], SiTime shall provide Bosch with a written report accounting for all Non-Bosch Manufacturers from which it has purchased Wafer Products and account for the number of Wafer Products purchased from each Non-Bosch Manufacturer or number of Waver Products manufactured itself to                     . For periods where no Wafer Products have been purchased from Non-Bosch Manufacturers “nil royalty reports” shall be submitted in lieu of the aforementioned report.

b.

SiTime currently has not engaged any Non-Bosch Manufacturers for the manufacture and/or production of Wafer Products. SiTime shall inform Bosch not later than [*] after release to production of any new Non-Bosch Manufacturers who have been engaged to manufacture and/or produce Wafer Products for SiTime. [*] reporting of Wafer Products from Non-Bosch Manufacturers will start as described in Section C(2)(a) after such Non-Bosch Manufacturer begins production of Wafer Products for SiTime, until then [*] reporting is sufficient.

c.

Within [*] of receiving an invoice from Bosch, SiTime shall transfer by wire the resulting royalties into the Bosch account located at Harris Bank, Acct#                    , ABA#                    , Swift#                    , or any other account designated in the invoice, stating in the remittance the number of the Agreement together with the word “Royalties”. Costs and charges incurred by payments shall be borne solely and exclusively by SiTime.

d.

SiTime shall keep separate records on Wafer Products purchased from Non-Bosch Manufacturers showing in particular at what time SiTime or SiTime’s subcontractor gained possession of any and all Wafer Products.

e.

For each royalty report under this Agreement, Bosch shall be entitled to have an [*], at its own expense and subject to the conditions hereunder, the [*] relating to the [*] of such royalty reports, for a period of [*] after the due date of such royalty reports. Such [*] shall occur during normal business hours at SiTime’s offices and upon reasonable notice from Bosch. Such [*] and the [*] shall be subject to a non-disclosure agreement reasonably acceptable to the Parties. In case such [*] reveal [*] by SiTime requiring [*] to Bosch, SiTime shall pay such [*] to Bosch within [*] after the result of such [*] has been submitted to SiTime. In addition thereto SiTime shall bear the costs of such [*] provided the [*] to be paid by SiTime to Bosch exceeds [*] of the [*] paid by SiTime to Bosch for the [*].

3.    Unless otherwise specified herein, all payments to be made by SiTime to Bosch shall be without deduction for taxes and other duties. Notwithstanding the foregoing, any payments that are subject to taxes and/or duties that SiTime is required to deduct and withhold; SiTime shall deduct such amounts from the royalty and pay such amounts to the governmental authority on behalf of Bosch. SiTime shall present evidence of the payment of such amounts to Bosch in the form of official receipts showing the amounts of taxes and/or other dues paid on Bosch’s behalf.

D.	Warranty/Liability.

1.    Bosch does not assume any warranty for the technical or economic success of the Products nor for the Products’ compliance with governmental regulations.

2.    SiTime shall defend and/or settle, at its own expense, any third party claim or action brought against Bosch and/or its Affiliates, and hold Bosch and/or its Affiliates harmless from any liability and expenses connected therewith, including payment of reasonable attorney fees, arising from Products manufactured, sold, or used by SiTime under this Agreement, excluding any claims arising from Bosch’s breach of representation, warranty, or covenant under this Agreement; and SiTime shall pay all damages, costs, and expenses attributable to such action, provided that Bosch (a) notified SiTime promptly in writing of any such action; and (b) gave SiTime sole control of the defense and/or settlement of such action. For Products or MEMS Components supplied by Bosch the Parties may agree otherwise under the respective purchase agreement.

3.    EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES IN CONNECTION WITH THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTIBILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT.

4.    EXCEPT FOR ANY BREACH OF CONFIDENTIALITY, COVENANT NOT TO COMPETE, AND/OR UNAUTHORIZED ASSIGNMENT, OR FOR AMOUNTS AWARDED TO THIRD PARTIES COVERED BY THE INDEMNIFICATION PROVISIONS CONTAINED IN SECTION II(D)(3) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT,

OR EXEMPLARY DAMAGES AIRISNG OUT OF OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

E.	Marking/Designation.

Unless otherwise specified, SiTime shall not distribute Products manufactured under or pursuant to this Agreement with Bosch and/or its Affiliates’ name or trademark.

F.	Confidentiality/Copyright.

1.    The Parties shall treat as confidential all Confidential Information provided to it by the other Party. Neither Party shall use such Confidential Information except as expressly set forth herein or as otherwise authorized in writing by the other Party. Each Party shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse, or removal of Confidential Information and shall not disclose such Confidential Information to any third party except as may be required in connection with the exercise of its rights under this Agreement and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the Parties shall use the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information, and shall in any event use no less than reasonable procedures and a reasonable degree of care.

2.    Notwithstanding the foregoing, neither Party shall have liability to the other with respect to any Confidential Information of the other Party which is: (a) already known or in the possession of the other Party at the time of disclosure as shown by the other Party’s files and records prior to the time of disclosure, otherwise than as a result of any improper act or omission; (b) or becomes public knowledge through no wrongful act of the other Party; (c) rightfully acquired from others who did not obtain it under obligation or confidentiality; (d) independently developed by an employee, agent, or consultant of the other Party without reference to any Confidential Information; (e) approved for release by written authorization of the disclosing Party; or (f) disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the receiving Party provides reasonable advance notice thereof to the disclosing Party to enable it to seek a protective order or otherwise prevent such disclosure.

3.    Neither Party shall disclose the terms and conditions contained in this Agreement and its exhibits to any third party without the prior written consent of the other Party. However, the Parties may disclose the terms and conditions contained herein under the following limited circumstances: (a) if ordered to do so by any court, governmental body, and/or as otherwise required by law; (b) to its legal counsel; (c) accountants, banks, financing sources, and their advisors, solely for purposes securing financing; (d) in connection with the enforcement of this Agreement or rights arising hereunder; or (e) in connection with an actual or proposed merger, acquisition, or similar transaction, solely for use in connection with due diligence in connection with such a transaction.

4.    Copyright on, and title to, the data and documents furnished to SiTime and any such copies made by SiTime, shall remain with Bosch and/or its Affiliates.

5.    Copyright on, and title to, the data and documents furnished to Bosch and/or its Affiliates and any such copies made by Bosch, shall remain with SiTime and/or its Affiliates.

G.	Maintenance, Defense, & Contesting of Sub-licensed Patents

1.    Bosch hereby reserves the right to maintain and/or defend the Patents and to prosecute infringement of the Patents, in its sole discretion. SiTime shall advise Bosch immediately of any infringement of the Patents of which it becomes aware.

2.    In the event that either Party declines to enforce or defend the Patents, the other Party shall have the right, at its sole cost and expense, to assume the enforcement or defense of the Patents in the Bosch Field or [*], as applicable.

H.	Beginning and End of Agreement

1.    This Agreement shall become effective on the Effective Date set forth herein. The Agreement shall have a term ending after the expiration of the last Patent to expire. For the time after March 31, 2024, SiTime will no longer be responsible for the payment of any royalties hereunder.

2. Any of the following shall constitute a “Default’’ by SiTime under the terms of this Agreement: (a) a material breach of any of the terms and/or conditions contained herein; (b) SiTime files a petition under the bankruptcy code or any similar proceeding under state law, becomes insolvent, makes an assignment for the benefit of its creditors, has a receiver appointed over its assets, or commences procedures for dissolution, liquidation, or winding up of the business; or (c) SiTime attempts to assign or otherwise transfer rights under this Agreement to a third Party in contravention of Section I(4) herein below.

In the event of a Default by SiTime that is not cured within ninety (90) days in the case of H(2)(a), (b), and (c), or within fifteen (15) days in all other cases of written notice thereof, Bosch shall have the right to terminate the Agreement, modify the field of use and the term of the sub-license granted, and/or claim all legal and equitable remedies available.

3.    Neither Party shall be responsible for any delays or inability to perform any of its obligations hereunder due to Force Majeure events. For purposes of this Agreement Force Majeure events shall include, but not be limited to: war, terrorism, civil commotion, strikes, lockouts, acts of God, transport catastrophes, embargoes, governmental orders, or other similar circumstances not reasonably within the control of the Parties. In the event that a Party is unable to perform its obligations under this Agreement for more than one year due to a Force Majeure event, the other Party may terminate this Agreement with three (3) months written notice and time to cure, without penalty to the other Party.

4.    Upon the conclusion of this Agreement all rights granted to SiTime by Bosch hereunder shall expire. Upon the conclusion of this Agreement, SiTime shall return to Bosch all Confidential Information received from Bosch and/or its Affiliates in connection with this Agreement or otherwise. In the alternative, SiTime may destroy such Confidential Information and provide Bosch with a certificate of destruction reflecting same.

5.    In the event that this Agreement is terminated for any reason whatsoever, all future and continuing rights and obligations hereunder shall cease and terminate immediately, except for the rights/obligations contained in Section F and the obligation to make reports and pay all sums accrued hereunder.

I.	Miscellaneous Provisions.

1.    This Agreement replaces all oral or written agreements entered into between the Parties regarding the Products, prior to the signing of this Agreement. Modifications or supplements to this Agreement require a writing signed by both Parties to become legally binding. Notwithstanding the foregoing, the Master Agreement shall remain in full force and effect.

2.    If any provision of this Agreement is deemed unenforceable, the balance of the Agreement shall be interpreted and enforced to the greatest extent possible, as if the unenforceable provision or portion had never been a part of the Agreement.

3.    Except in conjunction with a merger of SiTime with another entity or its sale to another entity of all or substantially all of its assets, whereby such assignee provides Bosch with reasonably adequate assurances of continued performance of all SiTime obligations hereunder, this Agreement is personal to SiTime and SiTime shall not have the right to assign or otherwise transfer this Agreement (or any right, sub-license, or obligation contained herein) to any third party without the prior written consent of Bosch, which shall not be unreasonably withheld.

4.    This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to principles of conflict or choice of laws. The Parties hereby unconditionally and irrevocably agree to submit to the exclusive jurisdiction of the state and federal Courts located in the State of Michigan.

5.    Except as otherwise contained herein, failure of either Party to enforce any of its rights contained herein shall not constitute a waiver of such rights or of any other rights and shall not be construed as a waiver or relinquishment of any such provisions, rights, or remedies.

6.    Headings in this Agreement are for reference only and shall not affect the meaning of the provisions.

7.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but when taken together shall constitute one and the same agreement.

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THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ, UNDERSTOOD, AND AGREED TO THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of each Party of as of the Effective Date.

ROBERT BOSCH LLC		ROBERT BOSCH LLC

Signature:	/s/ Mark Freeborough	Signature:	/s/ Timothy Frasier
Name:	Mark Freeborough	Name:	Timothy Frasier
Title:	Sales Director	Title:	President, North America

Date:	August 1, 2018	Date:	August 1, 2018

SiTIME CORPORATION

Signature:	/s/ Rajesh Vashist
Name:	Rajesh Vashist
Title:	CEO

Date:	August 1, 2018